Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Amendment No. 3 to Form S-3 of our report dated March 7, 2005 relating to the consolidated financial statements and financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Chesapeake Energy Corporation, which appears in Chesapeake Energy Corporation’s Annual Report on Form 10-K for the year ended December 31, 2004. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PRICEWATERHOUSECOOPERS LLP
PricewaterhouseCoopers LLP

Oklahoma City, Oklahoma

August 12, 2005